Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Biohaven Pharmaceutical Holding Company Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$12,325,124,286.93 (1)	.0000927	$1,142,539.02 (2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$12,325,124,286.93
Total Fees Due for Filing			$1,142,539.02
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,142,539.02
(1) Aggregate number of securities to which transaction applies:
As of June 28, 2022, the maximum number of common shares to which this transaction applies is estimated to be 81,532,767, which consists of:
(a)71,111,071 common shares entitled to receive the Transaction Consideration (as defined in the proxy statement) of $156.70;
(b)8,358,625 common shares underlying stock options, which may be entitled to receive the excess, if any, of the Transaction Consideration of $156.70 over the applicable exercise price;
(c)2,023,071 common shares underlying outstanding restricted share units, which may be entitled to receive the Transaction Consideration of $156.70; and
(d)40,000 common shares underlying outstanding performance restricted share units, which may be entitled to receive the Transaction Consideration of $156.70.
(2) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of June 28, 2022, the underlying value of the transaction was calculated as the sum of
(a)the product of 71,111,071 common shares and the Transaction Consideration of $156.70;
(b)the product of 8,358,625 common shares underlying options and $102.74 (which is the difference between $156.70 and the weighted average exercise price of $53.96 per share);
(c)the product of 2,023,071 common shares underlying restricted share units and the Transaction Consideration of $156.70; and
(d)the product of 40,000 common shares underlying performance restricted share units and the Transaction Consideration of $156.70.
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.